Exhibit 5.1

Amsterdam Brussels London Luxembourg New York

To:

The board of directors of AUNA S.A. Société anonyme 6, rue Jean Monnet, L-2180 Luxembourg (Grand Duchy of Luxembourg) R.C.S. Luxembourg B267590 (the Addressee)

Claire-Marie Darnand°

Avocat à la Cour

°Claire-Marie Darnand S.à r.l.

T +352 26 61 81

F +352 26 61 82

ClaireMarie.Darnand@Stibbe.com

Stibbe Avocats

26, Boulevard Raiffeisen

L-2411 Luxembourg

Grand-Duché de Luxembourg

www.stibbe.com

Date

16 April 2025

Dear Sirs,

Re:	LUXEMBOURG FORM F-3 OPINION - AUNA S.A.

1.	Introduction

We have acted as Luxembourg legal advisers to AUNA S.A., a public limited liability company (société anonyme) incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (the RCS) under number B267590 (the Company) in relation to the filing of a registration statement on Form F-3 (the Registration Statement) filed with the US Securities and Exchange Commission on the date hereof under the United States Securities Act of 1933, as amended (the Securities Act), relating to (i) the offering from time to time of new class A shares of the Company, with a nominal value of USD 0.01 per share, in one or more offerings up to a maximum aggregate offering price of USD 1,000,000,000 to be issued via and within the limits currently set in the Articles (as defined below) for the Company’s authorized share capital (the Primary Offering Shares), and (ii) the offering and reselling from time to time by any selling shareholders that will be named in a prospectus supplement from time to time (the Selling Shareholders), of an aggregate of up to 33,000,000 existing class A shares of the Company with a nominal value of USD 0.01 per share currently held by the Selling Shareholders in the form of class B shares of the Company with a nominal value of USD 0.10 per share to be converted into class A shares prior to an offering in accordance with the terms of the law and the Articles (as defined below), (the Secondary Offering Shares, and together with the Primary Offering Shares, the Shares).

We have been instructed to deliver this opinion (the Opinion) to the Addressee pursuant to the Registration Statement in respect of the matters referred to in Section 4 (Opinions) below.

We have taken instructions from the Company. The delivery of this Opinion to any other person to whom a copy of this Opinion may be communicated does not evidence the existence of any such advisory duty on our behalf to such person.

2.	Scope of Inquiry

We have examined a copy of the following documents:

•	a copy of the articles of association of the Company, as enacted and restated in the notarial deed dated 5 February 2025 drawn up by Maître Dirk LEERMAKERS, notary residing in Clervaux, Grand Duchy of Luxembourg (the Articles);

•	an e-mail scanned copy of the shareholders register of the Company received on 16 January 2025;

•	an excerpt pertaining to the Company delivered by the RCS, dated 16 April 2025 (the Excerpt); and

•	a certificate of non-inscription of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the insolvency register (Registre de l'insolvabilité) held and maintained by the RCS (REGINSOL) in respect of the Company, dated 16 April 2025, stating that on the day immediately prior to the date of issuance of the negative certificate, no decision referred to in article 13, points 4) to 12), 16) and 17) of the Luxembourg law of 19 December 2002 on the register of commerce and companies and the accounting and annual accounts of undertakings has been registered with the RCS in respect of the Company (the Negative Certificate).

3.	Assumptions

For the purpose of this Opinion, we have assumed the following:

1.	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

2.	the information contained in the Excerpt and in the Negative Certificate is true and accurate at the date of this Opinion; and

3.	all factual matters and statements relied upon or assumed in this Opinion are and were true, complete, up-to-date and accurate.

4	Opinions

Based upon the assumptions made above under Section 3 (Assumptions) and subject to the qualifications set out below under Section 5 (Qualifications), and pursuant to and in accordance with Luxembourg law, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, we are of the opinion that:

4.1	Corporate existence

The Company is a public limited liability company (société anonyme), duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg for an unlimited duration.

4.2	Primary Offering Shares

The Primary Offering Shares, if and when issued and paid for in accordance with the Articles and Luxembourg law, will be validly issued, fully paid as to their nominal value and non-assessable (as this term is defined under New York law).

4.3	Secondary Offering Shares

The Secondary Offering Shares have been validly issued, fully paid as to their nominal value and non-assessable (as this term is defined under New York law).

5	Qualifications

The opinions expressed above are subject to the following qualifications:

5.1	Corporate documents may not be available at the RCS and the clerk’s office of the Luxembourg district court forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Company to comply with its filing and publication obligations pursuant to the Luxembourg Companies Law or other Luxembourg laws applicable to commercial companies generally.

5.2	We express no opinion as to whether the Registration Statement is accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Company, any companies within the Company's consolidation perimeter and the Shares.

6	Miscellaneous

6.1	This Opinion is as of this date and is given on the basis of the laws of Luxembourg in effect and as published, construed and applied by the Luxembourg courts, as of such date. We undertake no obligation to update it or to advise of any changes in such laws or their construction or application after such date. We express no opinion, nor do we imply any opinion, as to any laws other than the laws of Luxembourg.

6.2	This Opinion is strictly limited to the matters expressly stated in section 4 (Opinions) of this Opinion. No other opinion is, or may be, implied or inferred therefrom.

6.3	This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption "Legal Matters" as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Stibbe Avocats

By:	/s/ François Bernard
Claire-Marie Darnand °
Avocat à la Cour
Partner
°Claire-Marie Darnand S.à r.l.
Duly represented by: François Bernard

4